UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33899	20-0064269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of principal executive offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In December 2015 the Compensation Committee of the Board of Directors (the “Committee”) determined that Stanton E. Ross would be eligible for a bonus of up to $350,000 in 2016 based on his performance during the year. On January 29, 2016, the Committee determined that $150,000 would be eligible for granting based on the Committee’s review of his performance only after the Company achieved positive EBITDA for one quarter in 2016. On May 9, 2016 the Committee waived this requirement as a result of other contributions Mr. Ross had made to the Company and he has now received the entire bonus amount for which he was eligible in 2016.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of the shareholders (the “Annual Meeting”) on Thursday, May 12, 2016. There were 4,021,815 shares of common stock represented in person or by proxy at the Annual Meeting, constituting 75.6% of the outstanding shares on March 14, 2016, the record date for the Annual Meeting, and establishing a quorum. The matters voted upon at the Annual Meeting and the final results of such voting are set forth below.

Proposal One: Election of Five Directors of the Company.

Name	Votes For	Votes Against/ Withheld	Abstain	Broker Non-Votes
Stanton E. Ross	1,313,408	96,017		2,612,390
Leroy C. Richie	1,223,414	186,011		2,612,390
Daniel F. Hutchins	1,225,638	183,787		2,612,390
Elliot M. Kaplan	1,227,814	181,611		2,612,390
Michael J. Caulfield	1,328,859	80,566		2,612,390

All nominees were duly elected.

The Board of Directors made appointments to its various committees after the Annual Meeting. The members of the Company’s Audit Committee are Messrs. Hutchins, Richie and Caulfield. Mr. Hutchins is the chairman of the Audit Committee. The members of the Compensation Committee are Messrs. Richie and Kaplan. Mr. Richie is the chairman of the Compensation Committee. The members of the Nominating and Governance Committee are Messrs. Richie, Kaplan and Caulfield. Mr. Richie is the chairman of the Nominating and Governance Committee.

Proposal Two: Amendment to Articles of Incorporation. To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of its capital stock that the Company may issue from 25,000,000 to 35,000,000, of which 25,000,000 shares shall be classified as common stock and 10,000,000 will be classified as blank check preferred stock.

Votes For	Votes Against/ Withheld	Abstain	Broker Non-Votes
3,100,087	869,712	51,888	—

The proposal was approved.

Proposal Three: Approval of an Amendment to the 2015 Stock Option Plan and Restricted Stock Plan. To approve an amendment to the 2015 Stock Option and Restricted Stock Plan to increase the number of shares reserved for issuance under such Plan by 450,000 shares.

Votes For	Votes Against/ Withheld	Abstain	Broker Non-Votes
1,118,017	270,534	20,824	2,612,440

The proposal was approved.

Proposal Four: Provide an Advisory (non-binding) vote on the Compensation of the Company’s Named Executive Officers. To provide an advisory (non-binding) vote on the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion in the definitive proxy statement.

Votes For	Votes Against/ Withheld	Abstain	Broker Non-Votes
1,231,941	148,369	29,190	2,612,315

The compensation of the named executive officers was approved.

Proposal Five: Ratification of RSM US LLP Appointment. Ratification of the appointment of RSM US LLP as the independent registered accounting firm of Digital Ally, Inc. for the year ending December 31, 2016.

Votes For	Votes Against/ Withheld	Abstain
3,644,711	262,364	114,740

The selection of RSM US LLP as the independent registered accounting firm was ratified.

The information contained in this current report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ALLY, INC.

Date: May 13, 2016	By:	/s/ STANTON E. ROSS
	Name:	Stanton E. Ross
	Title:	Chairman, President and Chief Executive Officer